Exhibit 10.90

[Letterhead of Assured Guaranty Ltd.]

December 15, 2016

Dominic J. Frederico
c/o Assured Guaranty Ltd.
30 Woodbourne Avenue
Hamilton, Bermuda HM08

Re:    Sale of Assured Guaranty Ltd. Common Shares

Dear Mr. Frederico:

On or about January 6, 2017, Assured Guaranty Ltd. (the “Company”) intends to distribute to you, in settlement of restricted share units held by you in the employer stock fund pursuant to the Assured Guaranty Ltd. Supplemental Employee Retirement Plan (the “Company SERP”), 297,131 common shares, par value $0.01 per share (“Common Shares”) of the Company.

You have indicated that you wish to sell to the Company or its designee (the “Purchaser”) 297,131 Common Shares (such number of shares, the “Shares”). The Purchaser hereby agrees to purchase the Shares from you, free and clear of all liens, security interests, claims and encumbrances whatsoever, and you agree to sell the Shares to the Purchaser at a purchase price equal the closing per Common Share sale price (or, if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) at 4:00 p.m. (New York City time) on the New York Stock Exchange (the “NYSE”) on January 6, 2017 (the “Purchase Date”), as reported in composite transactions for the NYSE. The purchase price shall be paid by wire transfer in accordance with the wire transfer instructions to be provided by you not less than one business day prior to the Purchase Date. Payment shall be made on or about January 9, 2017, subject to satisfaction of the conditions set forth herein.

The Company represents that its purchase of the Shares has been approved by its Nominating and Governance Committee, its Finance Committee and its Board of Directors.

You hereby represent and warrant to the Purchaser as of the date of this letter and as of the Purchase Date (as if such representations and warranties were made on the Purchase Date) as follows:

(a)    You have full power and authority (including, legal capacity) to execute and deliver this Letter Agreement, to perform your obligations hereunder and to consummate the transactions contemplated hereby and such execution, delivery, performance and consummation will not require the consent of, or notice to, any governmental entity or any party to any contract, agreement or arrangement with you. This Letter Agreement has been duly and validly executed and delivered by you. This Letter Agreement constitutes your legal, valid and binding obligation, enforceable against you in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

(b)    You own the Shares you are selling pursuant to this Letter Agreement free and clear of all liens, security interests, claims and encumbrances whatsoever. Except as set forth in the Company’s organizational documents, you are not a party to any option, warrant, purchase right or other contract that could require you to sell, transfer or otherwise dispose of any of the Shares (other than this Letter Agreement). You are not a party to any voting trust, proxy or other contract with respect to the voting of any capital stock of the Company. None of the Shares constitute community property and no approval of your spouse or anyone else is otherwise required for this Letter Agreement to be your legal, valid and binding obligation. Upon delivery of certificates representing the Shares or an electronic transfer of the Shares and payment therefore pursuant hereto, good and valid title to such Shares, free and clear of all liens, security interests, claims and encumbrances whatsoever, will pass to the Purchaser.

(c)    You are not a party to any pending or, to your knowledge, threatened, proceedings, at law or in equity, by or before any governmental authority or arbitration panel, relating to the transactions contemplated by this Letter Agreement.

(d)    The Purchaser will not have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder’s fee or other commission of any person retained by you in connection with the transactions contemplated by this Letter Agreement.

(e)    You acknowledge that you have not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Purchaser, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth in this Letter Agreement for your benefit.

The Purchaser’s obligation to pay for the Shares is subject to the receipt, on or before the Purchase Date, by The Bank of New York Mellon, the Company’s broker, of the Shares by DTC transfer to an account to be designated by the Purchaser not less than one business day prior to the Purchase Date.

The Purchaser’s obligation to pay for the Shares, and your obligation to deliver the Shares, is subject to:

(a)    the Company’s distribution of a number of Common Shares pursuant to the Company SERP on or before the Purchase Date;

(b)    trading in the Common Shares not having been suspended by the Securities and Exchange Commission or the NYSE during any of the five NYSE trading days prior to the Purchase Date; and trading in securities generally on the NYSE not having been suspended or limited or minimum prices shall have been established on the NYSE during any of the five NYSE trading days prior to the Purchase Date; and

(c)    no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Letter Agreement shall be in effect and person shall have filed suit or other proceedings seeking such an order or injunction or otherwise related to the transactions contemplated hereby.

In the event the condition in clause (a) above does not occur on or before January 13, 2017, this Letter Agreement shall terminate without liability of either party to the other party to this Letter Agreement. In the event any of the conditions in clauses (b) or (c) above shall not be met on the Purchase Date, this Letter Agreement shall terminate without liability of either party to the other party to this Letter Agreement.

This Letter Agreement may be amended only by a written instrument signed by each of the Company and you and with the approval of the Nominating and Governance Committee of the Company’s Board of Directors or by the Board of Directors.

You and the Purchaser shall each bear their respective expenses with respect to the transactions contemplated hereby.

This Letter Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

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If the preceding accurately reflects our agreement, please sign the copies of this Letter Agreement and return one to my attention.

ASSURED GUARANTY LTD.

By:     /s/ James M. Michener
Name:    James M. Michener
Title:    General Counsel

Agreed and accepted
as of January 3, 2017

By: /s/ Dominic J. Frederico
Dominic J. Frederico

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